UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

Ceridian HCM Holding Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ceridian HCM Holding Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

ADDITIONAL MATERIALS

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 1, 2019

On March 22, 2019, Ceridian HCM Holding Inc. (the “Company”) filed its proxy statement (the “Proxy Statement”) relating to its 2019 Annual Meeting of Stockholders (the “Annual Meeting”) with the Securities and Exchange Commission (the “SEC”), and made the Proxy Statement available on the Internet on that same day. Subsequent to that date, the Board of Directors of the Company (the “Board”) appointed, effective as of April 9, 2019, Deborah A. Farrington as a Class II director of the Company with a term set to expire at the 2020 Annual Meeting of Stockholders. As discussed in the Proxy Statement, the Company previously maintained one vacancy on the Board because it anticipated electing an independent director and appointing such director to the audit committee of the Board. As discussed in the Proxy Statement, the Company intends for all members of the audit committee to meet the required New York Stock Exchange and SEC standards within one year of our IPO, which is April 30, 2019. In connection with Ms. Farrington’s appointment to the Board, Ms. Farrington was also appointed to the audit committee, effective as of April 9, 2019, and Mr. Ganesh Rao stepped down from the audit committee as of such date. Mr. Rao is a Class I director and is nominated for election at the Annual Meeting to hold office until the 2022 Annual Meeting, and will continue to serve on the compensation committee of the Board.

These additional materials have been prepared to provide stockholders with information regarding the Company’s new Class II director that would have been included in the Proxy Statement had Ms. Farrington been elected prior to the filing of the Proxy Statement. You are not being asked to vote for or ratify the election of Ms. Farrington at the upcoming Annual Meeting, as our Class II directors are not being elected by Company stockholders at this meeting.

If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. These additional materials do not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

Business Experience of Ms. Farrington

Ms. Farrington, age 68, is a founder and President of StarVest Management, Inc. and is, and since 1999 has been, a general partner of StarVest Partners, L.P., a venture capital fund. Ms. Farrington is a member of the board of directors of Collectors Universe, Inc., a NASDAQ listed company, where she is chairperson of the compensation committee and a member of the audit committee and nominating and governance committee; and NCR Corporation, a New York Stock Exchange listed company, and a member of its audit committee. Ms. Farrington was lead director, chair of the compensation and governance committees, and member of the audit and transaction committees as a member of the board of directors of NetSuite, Inc., a New York Stock Exchange listed company, from 2000 until 2016. Ms. Farrington is also a member of the boards of directors of ConveyIQ, Inc., CrowdTwist, Inc., Ramp Holdings Inc., Snag Holdings, Inc., and Xignite, Inc., all of which are private companies. Earlier in her career, she was an investment banker and executive with Merrill Lynch & Co. We believe that Ms. Farrington’s executive leadership and extensive experience on boards of directors, as well as her experience in software and financial services, makes her well-qualified to serve as a director.

Compensation and Other Arrangements with Ms. Farrington

Ms. Farrington will participate in the Company’s compensation arrangements for independent non-employee directors of the Company, as further described in the Proxy Statement under “Director Compensation.”

In connection with the election of Ms. Farrington to the Board, the Company will enter into an indemnification agreement with Ms. Farrington in the same form that the Company has entered into with its other directors. The indemnification agreement provides Ms. Farrington with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law, subject to certain exceptions contained in such agreement. A copy of the form of Indemnification Agreement is filed as Exhibit 10.11 to our Amendment No. 2 to Registration Statement on Form S-1, as filed with the SEC on April 12, 2018.

There are no arrangements or understandings between Ms. Farrington and any other person pursuant to which she was selected as a director of the Company, and there have been no transactions since the beginning of the Company’s last fiscal year, or are currently proposed, regarding Ms. Farrington that are required to be disclosed by Item 404(a) of Regulation S-K.

Stock Ownership of Ms. Farrington

As of April 9, 2019, Ms. Farrington does not own any shares of common stock of the Company.

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